Exhibit 99.1

                                                                                                        NEWS RELEASE

FOR IMMEDIATE RELEASE

Analyst and Investor Contact:	News Media Contact:
Molly Salky	Media Relations
(817) 415-3189	(817) 415-3300
Molly.Salky@RadioShack.com	Media.Relations@RadioShack.com

RADIOSHACK CORPORATION REPORTS
THIRD-QUARTER 2011 RESULTS

FORT WORTH, Texas, Oct. 25, 2011 — RadioShack Corp. (NYSE: RSH), a leading national retailer of innovative mobile and technology products, services and accessories, today reported results for the third quarter ended Sept. 30, 2011.

Total net sales and operating revenues from continuing operations for the 2011 third quarter increased 3.0 percent to $1.03 billion, compared to $1.0 billion for the 2010 third quarter. Net income was $0.3 million, or $0.00 per diluted share, for the 2011 third quarter, compared with net income of $46.0 million, or $0.37 per diluted share, for the third quarter ended Sept. 30, 2010.

Net income in the 2011 third quarter included one-time costs associated with a previously disclosed charge of $23.4 million ($14.5 million after tax), or $0.15 per diluted share, relating to a wireless carrier transition during the quarter. In addition, the 2011 third quarter also included costs associated with closing the Company’s manufacturing plant in China and an inventory adjustment, which together total $0.4 million ($0.1 million after tax), or $0.00 per diluted share. Excluding these one-time items, net income would have been $14.9 million, or $0.15 per diluted share.

Jim Gooch, president and chief executive officer of RadioShack Corp., said, “The third quarter continued to be a transition period for RadioShack as we prepared for the mid-September launch of Verizon Wireless and phaseout of T-Mobile products and services in our company-owned stores. At the same time, we continued our focus on improving our core business and introducing a more compelling assortment of brands and products to bolster our leadership in the wireless space. Despite the pervasive challenges in the retail economy, we believe we are well positioned to advance our mobility growth strategy in the quarters ahead.”

“Our strong balance sheet provides an important foundation for these initiatives,” said Dorvin Lively, RadioShack’s executive vice president, chief financial officer and chief administrative officer. “We also continue to manage our working capital and generate positive cash flow, as evidenced by our announcement today of a 100-percent increase in our dividend, and our board’s authorization to repurchase $200 million of our common stock, which we plan to complete over the next 12 months. Together, these measures reinforce our commitment to return excess cash to our shareholders in a more consistent manner.”

As disclosed in a separate announcement issued today, the Company increased its dividend 100 percent and authorized a $200 million share repurchase program as part of a new capital allocation strategy. The Board of Directors declared an increase in the annual dividend on the Company’s common stock to $0.50 per share in 2011, compared to $0.25 per share paid in 2010, and has changed the annual dividend payout to a quarterly payout beginning in the first quarter of 2012. The Company currently expects to repurchase $200 million of the Company’s common stock during the next 12 months.

Mobility Platform Performance

Jim Gooch continued, “The expansion of our mobility platform remains an important component of our growth strategy. Mobility represents about 50 percent of our revenues today, and we recognize that there is potential to further expand our position as a multi-carrier wireless retailer in the future. While it is clear that it will take time for consumers to gain awareness of Verizon’s availability at The Shack, the addition of the nation’s top carrier puts us in a stronger position to offer customers a robust lineup of mobility products, services and carriers this holiday season.”

RadioShack ended the third quarter with a cash balance of $667.7 million. Inventories stood at $790.6 million at the end of the quarter, up $31.5 million compared to the end of the 2010 third quarter, reflecting increased investment in mobility products supporting the launch of Verizon Wireless in more than 4,400 stores on Sept. 15, 2011, and the rollout of Target Mobile centers. Capital expenditures in the 2011 third quarter totaled $21.4 million, compared to $21.0 million in the 2010 third quarter. The Company now anticipates total capital expenditures for 2011 will be in the range of $85 million to $110 million. Previous capital expenditure guidance for 2011 was $100 million to $125 million.

Third-Quarter Results from Continuing Operations

The increase in total net sales and operating revenues for the 2011 third quarter was driven by a $77.8 million increase in other sales, reflecting the rollout of the Company’s Target Mobile centers to 1,490 locations at Sept. 30, 2011, compared to 528 locations at Sept. 30, 2010. This increase was partially offset by a $48.0 million decrease in sales generated by U.S. RadioShack company-operated stores.  Other sales also reflect a decline in sales to independent dealers and sales growth in company-operated stores in Mexico.

Comparable store sales for company-operated stores and Target Mobile centers decreased 4.0 percent during the 2011 third quarter. The decline was primarily attributable to the decline in T-Mobile postpaid wireless sales. Lower sales of digital-to-analog television converter boxes and related television antennas and GPS devices also contributed to the decrease in sales. These decreases were partially offset by an increase in postpaid wireless sales of Sprint and Verizon Wireless products and services, and tablet devices.

During the third quarter, the Company transitioned wireless carriers — on Sept. 14, the Company ceased offering T-Mobile products and services in U.S. company-operated stores and, on Sept. 15, the Company began offering Verizon Wireless products and services in U.S. company-operated stores.  The decline in T-Mobile sales in the 2011 third quarter, compared to the 2010 third quarter, reflects the discontinuation of T-Mobile products and services on Sept. 14 and actions taken during the quarter to reduce inventory in anticipation of no longer offering T-Mobile products.

Consolidated gross profit for the 2011 third quarter was $441.9 million, or 42.8 percent of net sales, and included one-time items totaling $0.3 million relating to a T-Mobile inventory adjustment and plant closure costs. Excluding these one-time items, gross profit in the third quarter would have been $441.6 million, or 42.8 percent, compared with $453.0 million, or 45.2 percent of net sales, for the 2010 third quarter. The third-quarter gross margin decline was primarily driven by the overall growth of the mobility platform through Target Mobile centers and U.S. RadioShack company-operated stores, combined with a change in sales mix within the mobility platform towards certain lower margin mobile devices.

Consolidated selling, general and administrative (“SG&A”) expenses for the 2011 third quarter were $411.4 million, and included one-time charges of $23.4 million relating to the wireless carrier transition and $0.5 million relating to plant closure costs. Excluding these one-time items, SG&A expenses in the third quarter would have been $387.5 million, or 37.6 percent of net sales, compared with $352.5 million, or 35.2 percent of net sales, for the 2010 third quarter. This increase in SG&A expenses in the third quarter resulted primarily from higher costs to support the additional 962 Target Mobile centers in operation at the end of the 2011 third quarter compared to the 2010 third quarter.

The third-quarter 2011 operating income was $10.6 million, and included one-time items totaling $23.8 million, compared with third-quarter 2010 operating income of $79.8 million.

Nine-Month Results from Continuing Operations

Total net sales and operating revenues for the nine months ended Sept. 30, 2011, increased 1.2 percent to $2.99 billion, compared to the same period in 2010. Comparable store sales for company-operated stores and Target Mobile centers decreased 4.1 percent in the first nine months of 2011, compared to the first nine months of 2010.

Consolidated gross profit for the first nine months of 2011 was $1.33 billion, and included one-time charges of $3.9 million associated with a T-Mobile inventory valuation charge and a manufacturing plant closure. Excluding one-time items, gross profit would have been $1.33 billion, or 44.5 percent of net sales, compared to $1.38 billion, or 46.6 percent of sales, in the same period of 2010.

Consolidated SG&A expenses for the first nine months of 2011 were $1.15 billion, and included one-time charges of $32.5 million relating to the wireless carrier transition in the third quarter and a manufacturing plant closure. Excluding one-time items, SG&A expenses would have been $1.11 billion, or 37.2 percent of net sales, compared to $1.06 billion, or 36.0 percent of net sales, for the same period of 2010.

Operating income for the first nine months of 2011 was $124.6 million, and included one-time items totaling $37.0 million, compared to operating income of $253.3 million for the first nine months of 2010.

Net income for the first nine months of 2011 was $60.3 million, or $0.58 per diluted share.  Net income in the first nine months of 2011 included the following one-time items:

·	Costs of $23.4 million ($14.5 million after tax), or $0.14 per diluted share, relating to the wireless carrier transition in the third quarter;
·	Inventory valuation charge of $2.6 million ($1.6 million after tax), or $0.02 per diluted share, associated with T-Mobile inventory;
·	Plant closure costs of $11.0 million ($7.3 million after tax), or $0.07 per diluted share; and
·	Costs associated with the early retirement of debt totaling $4.1 million ($2.5 million after tax), or $0.02 per diluted share.

Excluding one-time items, net income for the first nine months of 2011 would have been $86.2 million, or $0.83 per diluted share, compared with net income of $149.1 million, or $1.18 per diluted share, for the same period last year.

Manufacturing Plant Closure

During the 2011 second quarter, RadioShack ended operations in its Chinese manufacturing plant and notified employees that it would outsource the plant’s production. As a result, RadioShack recognized plant closure-related costs of $11.0 million for the first nine months of 2011.

Webcast, Conference Call and Form 10-K

RadioShack will host a live Internet webcast of its investor conference call at 4:30 p.m. EDT today.  The Internet broadcast may be accessed from the investor relations home page of the RadioShack corporate website at http://IR.RadioShackCorporation.com.

An archived replay of the conference call will be available in the investor relations section of the corporate website, radioshackcorporation.com.  A telephone replay will be available beginning at approximately 7 p.m. EDT today and will remain available until midnight on Nov. 9, 2011. The telephone replay can be accessed by calling toll-free at (888) 286-8010, or via toll call at (617) 801-6888. The replay pass code is 50486434.

Shareholders may obtain a hard copy of RadioShack’s fiscal 2010 complete audited financial statements free of charge by calling RadioShack Shareholder Services at (817) 415-3021, or by writing to Shareholder Services, Mail Stop CF4-324, 300 RadioShack Circle, Fort Worth, Texas 76102.

Explanation of Non-GAAP Financial Measures

Management measures and reports RadioShack’s financial results in accordance with U.S. generally accepted accounting principles (“GAAP”). In this release, RadioShack highlights certain items that have significantly impacted the Company’s financial results and uses non-GAAP financial measures to help investors understand the financial impact of these items.  Information concerning the reconciliation of non-GAAP financial measures to their comparable GAAP financial measures is included in the supplemental financial tables attached to this release.

Forward-Looking Statements

This press release contains forward-looking statements, as referenced in the Private Securities Litigation Reform Act of 1995.  These forward-looking statements reflect management’s current views and projections regarding economic conditions, retail industry environment and Company performance.  These statements can be identified by the fact that they use words like “anticipate,” “believe,” “estimate,” “expect,” “intend,” “project,” “guidance,” “plan,” “outlook” and other words with similar meaning.  These statements involve a number of risks and uncertainties that could cause our actual results to differ materially from the results discussed in our forward-looking statements.  Factors that could cause our actual results to differ materially from the results discussed in our forward-looking statements include, but are not limited to, the underperformance or loss of certain of our important vendors; delays in or other difficulties associated with our transition to an outsourced arrangement for the production of products we previously manufactured at our Chinese manufacturing plant; an adverse impact on our sales or profitability due to our transition to such an outsourced arrangement; an adverse impact on our sales or profitability due to our addition of Verizon Wireless to our offerings; a decline in our gross margin due to customer demand for lower margin mobile devices, such as smartphones and tablets; difficulties associated with profitably operating our new Target Mobile centers; a breach or termination by one of our wireless carrier providers of its agreement with us; overall sales performance; economic conditions; product demand; expense levels; competitive activity; interest rates; changes in the Company’s financial condition; availability of products and services and other risks associated with the Company’s vendors and service providers; the regulatory environment; and other factors affecting the retail category in general.  In addition, the declaration of dividends, the dividend rate, and the amount and timing of share repurchases are at the sole discretion of RadioShack Corporation’s board of directors, and plans for future dividends and share repurchases may be revised by the board at any time.  RadioShack’s dividend and share repurchase programs could be adversely affected by, among other things, changes in RadioShack’s financial position, results of operations, capital expenditures, cash flows, and applicable tax laws.  Additional information regarding these and other factors is included in the Company’s filings with the SEC, including its most recent Annual Report on Form 10-K for the year ended Dec. 31, 2010, and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2011.

About RadioShack Corporation

RadioShack (NYSE: RSH) is a leading national retailer of innovative mobile technology products and services, as well as products related to personal and home technology and power supply needs.  The Shack® offers consumers a targeted assortment of wireless phones and other electronic products and services from leading national brands, exclusive private brands and major wireless carriers, all within a comfortable and convenient shopping environment.  RadioShack employs approximately 33,000 people globally, including a team of friendly and helpful sales experts who have been recognized for delivering the best customer service in the wireless industry.  RadioShack’s retail network includes approximately 4,670 company-operated stores in the United States and Mexico, 1,490 wireless phone centers in the United States, and approximately 1,100 dealer outlets worldwide.  For more information on RadioShack Corporation, please visit www.radioshackcorporation.com; to purchase items online, please visit www.radioshack.com. RadioShack® and The Shack® are registered trademarks licensed by RadioShack Corporation.

Financial Tables Follow

RADIOSHACK CORPORATION AND SUBSIDIARIES
Consolidated Statements of Income (unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In millions, except per share amounts)	2011	2010	2011	2010
Net sales and operating revenues	$1,031.8	$1,002.0	$2,991.1	$2,956.0
Cost of products sold	589.9	549.0	1,662.7	1,579.3
Gross profit	441.9	453.0	1,328.4	1,376.7

Operating expenses:
Selling, general and administrative	411.4	352.5	1,146.3	1,062.9
Depreciation and amortization	19.2	18.3	55.8	57.4
Impairment of long-lived assets	0.7	2.4	1.7	3.1
Total operating expenses	431.3	373.2	1,203.8	1,123.4

Operating income	10.6	79.8	124.6	253.3

Interest income	1.4	0.8	2.2	2.1
Interest expense	(12.6)	(10.4)	(33.2)	(31.0)
Other loss	--	--	(4.1)	--

(Loss) income from continuing operations before income taxes	(0.6)	70.2	89.5	224.4
Income tax (benefit) expense	(0.9)	27.4	34.3	86.8

Income from continuing operations	0.3	42.8	55.2	137.6
Discontinued operations, net of income taxes	--	3.2	5.1	11.5

Net income	$0.3	$46.0	$60.3	$149.1

Basic net income per share:
Income per share from continuing operations	$0.00	$0.35	$0.53	$1.11
Income per share from discontinued operations	--	0.03	0.05	0.09
Net income per share (basic)	$0.00	$0.38	$0.58	$1.20

Diluted net income per share:
Income per share from continuing operations	$0.00	$0.35	$0.53	$1.09
Income per share from discontinued operations	--	0.02	0.05	0.09
Net income per share (diluted)	$0.00	$0.37	$0.58	$1.18

Shares used in computing net income per share:

Basic	100.2	121.0	103.4	124.2

Diluted	100.7	123.1	104.2	126.4

RADIOSHACK CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheets (unaudited)

(In millions)	September 30, 2011	December 31, 2010	September 30, 2010
Assets
Current assets:
Cash and cash equivalents	$667.7	$569.4	$720.3
Accounts and notes receivable, net	250.3	377.5	258.3
Inventories	790.6	723.7	759.1
Other current assets	106.3	108.1	113.4
Total current assets	1,814.9	1,778.7	1,851.1

Property, plant and equipment, net	273.4	274.3	264.4
Goodwill, net	37.4	41.2	40.7
Other assets, net	82.3	81.2	86.3
Total assets	$2,208.0	$2,175.4	$2,242.5

Liabilities and Stockholders’ Equity
Current liabilities:
Current maturities of long-term debt	$--	$308.0	$308.7
Accounts payable	344.6	272.4	318.1
Accrued expenses and other current liabilities	290.8	318.0	279.2
Income taxes payable	8.7	9.7	11.4
Total current liabilities	644.1	908.1	917.4

Long-term debt, excluding current maturities	666.4	331.8	327.9
Other non-current liabilities	98.0	93.0	87.6
Total liabilities	1,408.5	1,332.9	1,332.9

Stockholders’ equity	799.5	842.5	909.6
Total liabilities and stockholders’ equity	$2,208.0	$2,175.4	$2,242.5

RADIOSHACK CORPORATION AND SUBSIDIARIES
Consolidated Statements of Cash Flows (unaudited)

	Nine Months Ended
	September 30,
(In millions)	2011	2010
Cash flows from operating activities:
Net income	$60.3	$149.1
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	61.7	63.8
Amortization of discounts on long-term debt	12.2	11.1
Impairment of long-lived assets	1.7	3.1
Stock-based compensation	4.0	8.7
Other non-cash items	7.4	9.3
Changes in operating assets and liabilities:
Accounts and notes receivable	126.9	65.5
Inventories	(69.4)	(79.1)
Other current assets	5.7	(2.2)
Accounts payable, accrued expenses, income taxes payable and other	52.5	(72.5)
Net cash provided by operating activities	263.0	156.8

Cash flows from investing activities:
Additions to property, plant and equipment	(62.9)	(46.7)
Proceeds from sale of property, plant and equipment	0.1	0.1
Net cash used in investing activities	(62.8)	(46.6)

Cash flows from financing activities:
Issuance of long-term notes	322.5	--
Long-term notes issuance costs	(7.2)	--
Repayments of borrowings	(306.8)	--
Payments to purchase treasury stock	(101.4)	(300.0)
Changes in cash overdrafts	(11.6)	(0.5)
Proceeds from exercise of stock options	2.6	2.4
Net cash used in financing activities	(101.9)	(298.1)

Net increase (decrease) in cash and cash equivalents	98.3	(187.9)
Cash and cash equivalents, beginning of period	569.4	908.2
Cash and cash equivalents, end of period	$667.7	$720.3

RADIOSHACK CORPORATION AND SUBSIDIARIES
Segment Reporting and Other Selected Financial Data (unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions)	2011	2010	2011	2010

Net sales and operating revenues:
U.S. RadioShack company-operated stores	$846.3	$894.3	$2,539.3	$2,667.9
Other	185.5	107.7	451.8	288.1
	$1,031.8	$1,002.0	$2,991.1	$2,956.0

Operating income:
U.S. RadioShack company-operated stores	$95.6	$146.1	$384.7	$471.4
Other	0.9	10.5	(3.6)	30.0
	96.5	156.6	381.1	501.4

Unallocated	(85.9)	(76.8)	(256.5)	(248.1)
Operating income	10.6	79.8	124.6	253.3

Interest income	1.4	0.8	2.2	2.1
Interest expense	(12.6)	(10.4)	(33.2)	(31.0)
Other loss	--	--	(4.1)	--
(Loss) income from continuing operations before income taxes	$(0.6)	$70.2	$89.5	$224.4

Sales for the U.S. RadioShack company-operated stores segment decreased $48.0 million to $846.3 million in the 2011 third quarter when compared with the same period last year.  The table below provides a breakdown of sales drivers for U.S. RadioShack company-operated stores in the 2011 third quarter compared to the same period last year for each product platform.

Platform (1)	% Sales Change 3Q 2011 vs. 3Q 2010	Drivers of 3Q 2011 vs. 3Q 2010 Sales Changes
Mobility	+1.3	Positive: Sprint, Verizon, and tablet devices Negative: T-Mobile and prepaid wireless handsets
Signature(2)	(6.3)
Positive:  headphones, tablet accessories, special purpose and general purpose power products
Negative:  digital-to-analog television converter boxes and related television antennas, wireless accessories, music accessories, other home entertainment accessories, and media storage

Consumer Electronics	(20.9)	Positive: n/a Negative: GPS devices, digital cameras and camcorders, netbooks, and digital music players
Total U.S. RadioShack company-operated stores	(5.4)%

(1)	For more information, refer to the RadioShack Corporation Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on October 25, 2011.
(2)
The changes in sales of the signature platform, excluding the effect of digital-to-analog television converter boxes, were  (4.5)%, (4.2)% and (1.0)% for 3Q 2011, 2Q 2011, and 3Q 2010, respectively, when sales in these periods are compared with sales in the same periods in prior years.

RADIOSHACK CORPORATION AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures

Three Months Ended Sept. 30, 2011
(in millions, except percents and per share amounts)

	Gross	Gross		SG&A as a	Net	Diluted
	Profit	Margin %	SG&A	% of sales	Income	EPS
Excluding one-time items	$441.6	42.8%	$387.5	37.6%	$14.9	$0.15

T-Mobile charge	-	-	23.4	2.3	(14.5)	(0.15)

T-Mobile inventory costs	0.4	-	-	-	0.3	0.00

China plant closing costs	(0.1)	-	0.5	-	(0.4)	(0.00)

As reported	$441.9	42.8%	$411.4	39.9%	$0.3	$0.00

Nine Months Ended Sept. 30, 2011
(in millions, except percents and per share amounts)

	Gross	Gross		SG&A as a	Net	Diluted
	Profit	Margin %	SG&A	percent of sales	Income	EPS
Excluding one-time items	$1,332.3	44.5%	$1,113.8	37.2%	$86.2	$0.83

T-Mobile charge	-	-	23.4	0.8	(14.5)	(0.14)

T-Mobile inventory costs	(2.6)	(0.1)	-	-	(1.6)	(0.02)

China plant closing costs	(1.3)	-	9.1	0.3	(7.3)	(0.07)

Early retirement of debt	-	-	-	-	(2.5)	(0.02)

As reported	$1,328.4	44.4%	$1,146.3	38.3%	$60.3	$0.58

Explanation of Non-GAAP Financial Measures

This release contains certain non-GAAP financial measures that exclude the impact of the certain one-time costs from a financial measure computed in accordance with GAAP.  Management believes that these non-GAAP financial measures reflect an additional way of viewing aspects of RadioShack’s business that, when viewed together with RadioShack’s financial results computed in accordance with GAAP, provide a more complete understanding of RadioShack’s historical financial performance, greater transparency of underlying profit trends and greater comparability of results across periods. These non-GAAP financial measures are not intended to be a substitute for the corresponding GAAP measures and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP.